UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 24, 2010

Greatmat Technology Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53481	68-0681042
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Room 2102-03, 21/F, Kingsfield Centre
18-20 Shell Street, North Point, Hong Kong
(Address of principal executive offices)

Telephone – 852-2891-2111

Aurum Explorations, Inc.
(Former Name, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 4.02.  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On December 24, 2010, and as a result of the preparation of the responses to comments Greatmat Technology Corporation (formerly Aurum Explorations, Inc.) (the “Company”) received from the Securities and Exchange Commission (the “SEC”) in connection with the SEC’s review of the Company’s Form 8-K filed on November 3, 2010 (the “Form 8-K”), the Company’s Board of Directors determined that the unaudited consolidated financial statements of its recently acquired subsidiary Greatmat Holdings Limited and subsidiaries for the six months ended June 30, 2010 and the related pro forma financial information of the Company as of and for the six months ended June 30, 2010, each contained in the Form 8-K, should no longer be relied upon as a result of certain errors contained therein.

The Company is preparing an amended report for the Form 8-K, including restated financial statements, and will file that amended report with the SEC as soon as practicable when it is completed.  The errors which will be corrected in the restated financial statements mainly reflect the fact that during the second quarter of 2010 the amount of certain bank loans and certain costs of sales were mistakenly understated by $394,869 owing to the off-set effect from the procurement by cash and accounts receivable and the omission of a bank loan recorded in the ledger. The Company will restate the balance sheet, statements of income, shareholders’ equity and cash flow for the period ended June 30, 2010 to reflect the corrected figures.  The relevant restatements will also be reflected in the Company’s restated pro forma financial statements for this period.

The Company’s board of directors has discussed the forgoing matters with the Company’s Chief Financial Officer and its independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2010

Greatmat Technology Corporation
(Registrant)

/s/ Chris Yun Sang SO
*Signature

Chief Executive Officer
Title